                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is dated as of December 22, 1997, between and among BONE-DRY ENTERPRISES, INC., a Georgia corporation (the "Buyer"), ANDREWS ENVIRONMENTAL SERVICES, INC. , a Georgia corporation, located at 2470 Weaver Way, Doraville, Georgia 30340 (the "Seller"), and W. RONALD ANDREWS, a Georgia resident ("Andrews").

                                    RECITALS

         WHEREAS, Seller owns certain contract rights, customer accounts, trucks and containers and is engaged in the non-hazardous liquid waste and septic waste collection, transportation, management and disposal business (the "Business"); and

         WHEREAS, Seller desires to sell and Buyer desires to purchase substantially all of assets of Seller, including the Business; and

         WHEREAS, pursuant to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, substantially all of the assets of Seller, including the Business.

         NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by each of the parties to this Agreement, the parties contract and agree as follows:

                          SECTION 1. PURCHASE AND SALE

         Pursuant to the terms and conditions of this Agreement, Seller hereby agrees to sell, convey, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Seller at the Closing, the Business and all of the other assets of Seller (other than the Excluded Assets), including but not limited to the following assets (collectively, the "Assets"):

         (a) All goodwill, if any, associated with, and all of Seller's right, title and interest in and to, all customer accounts, names, lists, purchase orders, service agreements and contracts (including implied or quantum meruit contractual rights) or other rights of Seller to provide liquid waste removal, collection, transportation and storage services to customers of Seller, and all rights to and in connection with any activities commonly associated with such services, customer service agreements and contract rights (including implied or quantum meruit contractual rights) with customers; and all files, correspondence, records (including billing and service records for the preceding twelve (12) months) and related proprietary information and material and other intellectual property which is necessary, helpful or related to providing such services described above (collectively, the "Accounts"); excluding, however, (x) all customer accounts, rights or contracts which deal in hazardous chemical, toxic or low-level radioactive waste, Hazardous Materials or Extremely Hazardous Substances which Buyer determines it does not wish to purchase, and (y) all small business set aside contracts which Buyer determines it does not wish to purchase. All of the customer accounts, contracts and other rights which are not being purchased, including those



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accounts described in subparagraphs (x) and (y) of this paragraph, shall be set forth on Schedule 1 and are hereinafter referred to collectively as the "Excluded Accounts."

         (b) All tangible personal property (such as containers, reservoirs, compactors, carts, repair parts, machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tankers, tools, pumps, stabilizers, jigs, and dies), including, but not limited to, those items set forth on Schedule 2.

         (c) All intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions.

         (d) All personal property leases, subleases and rights thereunder.

         (e) All agreements (such as equipment rental agreements and service agreements), contracts, customer agreements, disposal agreements, service agreements, indentures, mortgages, instruments, security interests, guaranties, other similar arrangements, and rights thereunder.

         (f) All claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes).

         (g) All franchises, approvals, permits, licenses (including but not limited to radio transmitter licenses), orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies, service marks, trademarks and logos.

         (h) All securities, telephone numbers, yellow page advertising, books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, operational, billing and payable information, studies, reports and other printed or written materials, computer hardware and software.

         (i) All rights in and with respect to the assets associated with Seller's employee benefit plans.

         Notwithstanding the above, the Assets shall not include (1) any real property, leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon, and easements, rights-of-way and other appurtenants thereto;
(2) the Excluded Accounts; (3) any accounts receivable, notes receivable or other receivables of Seller; (4) any cash or cash equivalents of Seller; or (5) those assets set forth on Schedule 3 (collectively, the "Excluded Assets").

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                           SECTION 2. OTHER AGREEMENTS

         (a) On and subject to the terms and conditions of this Agreement, and in consideration for the sale, transfer, conveyance and deliverance of the Assets by Seller, Buyer shall pay to Seller the following (the "Purchase Price"), subject to the terms hereto and any adjustments thereto: (1) Six Hundred Sixty Thousand Dollars ($660,000.00) in immediately available funds or by wire transfer to Seller's designated account; and (2) Twenty-Eight Thousand (28,000) shares (the "SanTi Stock") of the authorized but unissued common capital stock of SanTi Group, Inc., a Delaware corporation ("SanTi"). At the Closing, Buyer shall tender to Seller the cash portion of the Purchase Price, and shall tender (A) 2,800 shares of the SanTi Stock to John D. Dawson (on behalf of Seller), and (B) 14,320 shares of the SanTi Stock to Andrews (on behalf of Seller). Buyer shall retain the balance of the SanTi Stock (10,880 shares) to hold as security to offset against any Losses asserted against, imposed upon or incurred by Buyer arising out of any of the matters listed in items (1) through (6) of Section 8(b) hereof, and Buyer shall deliver the remaining balance of said SanTi Stock (after any such offset) to Andrews (on behalf of Seller) on that date which is no later than ninety (90) days after the first anniversary of the Closing Date.

         (b) At the Closing, Buyer shall assume and agree to pay, discharge and perform all liabilities and obligations of Seller that arise after the Closing in connection with the operation of the Business by Buyer, including all post-Closing Seller liabilities and obligations under the contracts and agreements included in the Accounts and other Assets (the "Assumed Liabilities"); provided, however, Buyer shall not be responsible for obligations or liabilities: (1) in the nature of any taxes, including sales or transfer taxes, arising out of the sale of the Assets; or (2) in which the event giving rise thereto occurred prior to Closing. Except as otherwise stated herein, Buyer does not assume, agree to perform or discharge, or otherwise have any responsibility for, any liabilities, contingent or otherwise, or contractual or other obligations of Seller or the Business.

         (c) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer on December 22, 1997, or such other date or place as the parties may mutually determine (the "Closing Date"); provided, however, the Closing Date shall be no later than December 31, 1997.

         (d) On or prior to the Closing Date, Seller and Andrews shall enter into, execute and deliver to Buyer an agreement, substantially in the form of Exhibit "A" attached hereto (the "Noncompetition Agreement"), restricting each such person's ability to compete with Buyer in the Business, and to solicit the customers, suppliers and employees of the Business, Seller or Buyer for a period of five (5) years after the Closing Date.

         (e) On or prior to the Closing Date, Seller and Buyer will enter into, execute and deliver a sublease substantially in the form of Exhibit "B" attached hereto (the "Sublease") providing for the sublease by Seller to Buyer of certain office, shop and storage space at Seller's current facility at 2470 Weaver Way, Doraville, Georgia 30340. The Closing Date shall be the effective date of the Sublease. The Sublease will have an initial term of one month, which term will automatically renew

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until either party provides the other with fifteen (15) days written notice of termination. Seller will also cause KAB Enterprises, LLC ("KAB") to assign to Buyer, on or before the Closing, its option (the "Option") to purchase the entire facility located at 2470 Weaver Way, Doraville, Georgia 30340, from Early Grady Price, which Option must be exercised no later than July 16, 1998, a copy of which assignment is attached hereto as Exhibit "C" (the "Assignment"). The price for the Assignment shall be $250,000, which shall be payable by Buyer to KAB if and only if the Option is exercised by Buyer.

         (f) On or prior to the Closing Date, Seller shall pay and discharge all of its then current due and payable obligations to all third party creditors, including but not limited to, those obligations set forth on Schedule 4. Buyer reserves the right at Closing to make such payments directly to such creditors out of the cash portion of the Purchase Price.

         (g) On or prior to the Closing Date, Seller and Andrews shall enter into, execute, deliver to Buyer an agreement, substantially in the form of Exhibit "D" attached hereto (the "Release") fully releasing Buyer and its shareholders, officers, directors, employees, counsel, agents, assigns, the Business and the Assets (collectively, the "Releasees"), from and against any and all claims any of such parties may have against the Releasees, or any of them, other than the rights which accrue or will accrue to Seller and Andrews under this Agreement.

         (h) At the Closing, (1) Seller and Andrews will deliver to Buyer the various certificates, instruments and documents referred to in Section 6(a) below; (2) Buyer will deliver to Seller the various certificates, instruments and documents referred to in Section 6(b) below; (3) Seller and Andrews will execute, acknowledge (if appropriate) and deliver to Buyer such instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may request;
(4) the parties will deliver to each other the agreements and documents referred to above in this Section 2; (5) Buyer will deliver to Seller the Purchase Price; and (6) Seller and Andrews will deliver to Buyer the following information relating to the Accounts on such forms as are acceptable to Buyer: (A) a list of all Accounts, which will include all names, addresses, telephone numbers and names of individuals to contact for each of the Accounts; (B) all collection information concerning the frequency of collection, approximate volume of waste per collection and a brief description of the types of waste involved with each Account; (C) the complete service and accounting records of each of the Accounts for the 12 month period ending on the last day of the month immediately preceding the Closing Date; and (D) all other proprietary information necessary or appropriate to enable Buyer to service the Accounts properly.

         (i) The parties shall allocate the Purchase Price among the Assets for all purposes (including financial accounting and tax purposes) consistent with the Internal Revenue Code of 1986, as amended, and in accordance with the allocation schedule prepared by Buyer; however, the portion of the Purchase Price consisting of SanTi Stock shall be allocated based on a valuation of the SanTi Stock at the time of the Closing, to be undertaken by an appraiser commissioned by Buyer.


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         (j) Any insurance deposits, prepaid Accounts and similar items payable or paid by any party and related to the Assets shall be prorated as of the Closing Date. There shall be prorated between Buyer and Seller as of the Closing Date all accrued or prepaid items relating to (1) ad valorem and other taxes (except sales taxes) with respect to the Assets; (2) rent (including percentage rent) and other payments due under any lease or contract related to the Assets;
(3) deposits with respect to the Assets; (4) license fees relating to any of the Assets, and (5) governmental assessments and charges for services to or with respect to any of the Assets.

         (k) Following the Closing Date, Seller and Andrews shall not use or give permission to any other party to use the name "Andrews Environmental Services, Inc., or any substantially similar name in connection with the operation of a liquid waste collection and disposal business.

         (l) The parties recognize that Buyer and/or its affiliates intend to acquire numerous liquid waste businesses throughout the country, and that the violation of this Section 2(l) will result in substantial injury and damage to Buyer and its affiliates. Seller and Andrews agree that for a period of five (5) years from date of this Agreement, neither of them, nor their agents, employees or affiliates, nor any other person connected with them, except as required by applicable federal or local statutes, shall at any time divulge the existence and terms of the negotiations resulting in this Agreement, the terms and conditions of this Agreement and the financing arrangements of Buyer and its affiliates. In addition, the parties agree to keep such negotiations, terms and conditions confidential and to cause their agents, employees and other persons connected with them to observe the terms of this Section 2(l).

         (m) From and after the Closing Date, Seller and Andrews shall refer, and cause their agents to refer, all telephone calls to any of them for liquid waste collection and disposal to Buyer.

         (n) The parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

             (1) Each of the parties will use his or its best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the closing conditions set forth in
                      Section 6 below).

             (2) Seller will give all notices to third parties, and Seller will obtain all third party consents, that Buyer may request in connection with the consummation of the transactions described herein. Each of the parties will give any necessary notices to, make any necessary filings with, and use its reasonable best efforts to obtain any necessary authorizations, consents, and approvals of, governments and governmental agencies in connection with the consummation of the transactions described herein.


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             (3)      In the operation of the Business, Seller will not
                      engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, Seller will not (A) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock, (B) pay any amount to any third party with respect to any liability or obligation (including any costs and expenses Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing,
                      (C) pay any compensation to its employees, independent contractors or affiliates (i) that is in excess of the rates and/or amounts of compensation currently paid to such persons, or (ii) at times prior to the current normally scheduled payment times, (D) otherwise operate the Business outside the ordinary course of business.

             (4) Seller will keep the Business substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

             (5) Seller will permit representatives of Buyer to have full access to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to Seller and/or the Business.

             (6) Each party will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties in this Agreement.

                              SECTION 3. EMPLOYEES

         (a) At the Closing, Seller shall identify by name, address and social security number eight (8) employees who currently perform sales, operations, compliance, driving and supervisory services for Seller who will be available for full time employment by Buyer (the "Employees") as set forth on Schedule 5. Seller agrees to terminate said Employees prior to Closing, conditioned upon Buyer's employment of them after Closing.

         (b) Buyer shall not be responsible to Seller or to any current or former employee of Seller for any employee benefits due with respect to their employment while an employee of Seller. Buyer does not purchase, recognize, assume or otherwise acquire any rights, obligations, assets or liabilities under, arising from or resulting from any employment agreement in existence between Seller and any employee, or any person employed to consult or perform work by or for Seller, or otherwise.

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                  SECTION 4. REPRESENTATIONS AND WARRANTIES OF
                               SELLER AND ANDREWS

         Seller and Andrews jointly and severally represent and warrant to Buyer the following (which representations and warranties will also be true and correct at the Closing):

         (a) Title to the Assets. Seller currently owns, and Seller shall deliver at the Closing to Buyer, good and marketable title to all of the Assets, free and clear of all claims, liens, encumbrances and security interests.

                  (1) Assignability of Accounts. All Accounts are now, and will be at Closing, freely assignable by Seller, and such assignment, transfer and delivery thereof to Buyer of all or any portion of each of the Accounts will not be or result in a breach, violation or default of any agreements relating to such Accounts, and such agreements and Accounts shall remain in full force and effect as if there had been no assignment, transfer or delivery.

                  (2) Credits, Refunds, Defaults. No customer of Seller has any rights to any credit or refund pursuant to any agreement, understanding or practice of Seller which, singularly and in the aggregate, would have a material adverse effect on the Business, or the operation or use of the Assets. To the best of Seller's and Andrews' knowledge, after due inquiry, there is no material default by any party under any of the Accounts, nor has any event occurred which, with notice or the passage of time, or both, would constitute a material default by any party under any of the Accounts.

         (b) Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all necessary corporate power and authority to own its properties as such properties are now owned and to conduct its business as and when its business is conducted.

         (c) Authority. Seller has full right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance and fulfillment of the obligations and understandings hereunder, have been duly authorized by all requisite corporate action of Seller.

         (d) Financial Statements; Undisclosed Liabilities. Seller has provided Buyer with certain financial information regarding Seller as prepared by Seller's accountant concerning the Business, including the financial information set forth in Exhibit "E" attached hereto (collectively, the "Financial Data"). The Financial Data is true, correct and complete in all material respects, was

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maintained on a basis consistent with prior years and presents fairly the information set forth (including, without limitation, the gross revenues and gross profits of Seller) as at the dates therefore and the results of operations for the periods then ended. Seller has no liabilities, debts or obligations of any nature whatsoever (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any liability, debt or obligation), except for (1) liabilities set forth on the face of the most recent balance sheet included in the Financial Data and (2) liabilities which have arisen after the date of the most recent balance sheet included in the Financial Data in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

         (e) Taxes. Seller has properly and accurately prepared and filed all federal, state, local and other tax returns and reports required to be filed by all applicable statutes, laws and regulations on or before the due dates thereof. Seller has paid all federal, state, local and other taxes, including all interest, penalties and assessments, which are due and payable, and all such taxes due and payable by Seller have been fully discharged.

         (f) Employment Taxes. Proper and accurate amounts have been withheld by Seller from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local laws. Proper and accurate federal, state and local returns have been filed by Seller for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

         (g) Authorizations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance and fulfillment of its obligations and undertakings hereunder by Seller, will not
(1) violate any provision of, result in the breach of, or accelerate or permit the acceleration of any performance required by, the terms of (A) any applicable law, ordinance, rule or regulation of any governmental body, (B) the Articles of Incorporation or Bylaws of Seller, (C) any agreement or undertaking relating to the Business to which Seller is a party, or by which Seller may be bound, or (D) any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority applicable to Seller; (2) result in the creation of any claim, lien, charge or encumbrance upon any of the Assets, or (3) terminate or cancel, or result in the termination or cancellation of, any Account.

         (h) Contracts. Except for the written and oral agreements described on
Schedule 6, the Assets are not bound or affected by any agreements, written or oral. Seller is not a party to any written or oral contract, agreement or commitment of any kind containing covenants by Seller not to compete in the Business. Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Schedule 6 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 6. With respect to each such agreement: (1) the agreement is legal, valid, binding, enforceable and in full force and effect; (2) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on

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identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (3) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (4) no party has repudiated any provision of the agreement.

         (i) Litigation and Pending Proceedings. There are no claims of any kind, or any actions, suits, proceedings, arbitrations or investigations pending or, to the best of Seller's and Andrews' knowledge, threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting Seller's Business or business prospects or condition (financial or otherwise) or any of the Assets, or of the kind described in Section 6(a)(4) below.

         (j) No Finder. No broker or finder has acted on Seller's behalf in connection with this Agreement or the transactions contemplated herein.

         (k) Working Relationships. To the best of Seller's and Andrews' knowledge, Seller enjoys good working relationships under substantially all Accounts or arrangements necessary to the normal operation of the Business, and Seller has conducted the Business in substantially the same manner in which the same has traditionally been conducted during the past six (6) weeks.

         (l) Physical Assets. To the best of Seller's and Andrews' knowledge, the tangible Assets are in good working order, condition and repair, subject to normal wear and tear, and are suited for their present use, and are operated in conformity with all applicable ordinances, laws and regulations.

         (m) Environmental, Health and Safety Matters.

             (1) Seller and its predecessors and affiliates have complied with all Environmental, Health, and Safety Requirements, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Seller and its predecessors and affiliates have obtained and been in compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health, and Safety Requirements;

             (2) Seller has not (and none of its respective predecessors and affiliates have) handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any

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                           substance or condition, or owned or operated any
                           property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller that could give rise to any liability for damage to any location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health and Safety Requirements, except in compliance with all applicable Environmental, Health and Safety Requirements;

                  (3) All tangible assets used in Seller's Business, and its predecessors' and affiliates' businesses, have been free of asbestos, PCBs, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances;

                  (4) Schedule 7 sets forth all licenses, permits, clearances and consents with respect to environmental and waste management matters (collectively the "Environmental Permits") currently held by Seller, and for each such Environmental Permit accurately describes the expiration and/or renewal date thereof. Such Environmental Permits constitute the only permits necessary for the continued conduct of the Business and the waste management activities and other businesses of Seller as such activities and businesses are currently being conducted. Seller has complied with all applicable covenants and conditions of the Environmental Permits, including without limitation that all facilities have been constructed in accordance with applicable Environmental Permits, as well as all applicable requirements under federal, state and local laws, and the Environmental Permits are in full force and effect. There is no action, proceeding, permit revocation, permit amendment, writ, injunction, claim or investigation pending or threatened concerning or relating to the Environmental Permits or the Hazardous Materials activities of Seller, including, but not limited to, the treatment, storage or disposal of Hazardous Materials or liquid or solid waste materials which have been handled by Seller or its predecessors or affiliates;

                  (5) Seller has not transported, stored, treated or disposed of, nor has it allowed or arranged for any third person to transport, store, treat or dispose of, waste to or at any location other than a site lawfully permitted to receive such waste for such purposes. Seller has not transported, stored, treated or disposed of, nor has it allowed or arranged for any third person to transport, store, treat or dispose of, waste to or at any location designated for remedial action pursuant to

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                           the Comprehensive Environmental Response,
                           Compensation and Liability Act, as from time to time amended, or any similar federal or state statute assigning responsibility for the cost of investigating or remediating releases of contaminants into the environment;

                  (6)      Schedule 7 contains a complete and accurate list of
                           (A) locations (identified by name, address, owner/operator, type of facility and type of waste) to which Seller has ever transported, or ever caused to be transported, or allowed or arranged for any third party to transport, any type of waste material, generated by Seller or customers of Seller for storage (other than at a customer's facility), treatment, burning, recycling or disposal, and (B) storage (other than at a customer's facility), treatment, burning, recycling or disposal activities which Seller has undertaken, at any time, at locations then or presently owned or occupied by Seller (such list to include the property address, the nature of Seller's interest in property, the nature of the activity conducted at such location, the type and form of waste, the estimated volume of waste disposal on or in ground, and the period of time the activity was conducted);

                  (7) Seller has never engaged in any manner or respect in any application of oil or hazardous substances on roads, or in any application of oil or hazardous substances for dust control or paving purposes; and

                  (8) Seller has not received any notification (including requests for information directed to Seller or Andrews from any governmental agency or any other person) asserting that Seller is or may be a "potentially responsible person" or otherwise liable with respect to a remedial action or the payment of response costs at a waste storage treatment or disposal facility, pursuant to the provisions of the Comprehensive Environmental Response, Compensation and Liability Act, as from time to time amended, or any similar federal, state or local law assigning responsibility for the costs of investigating or remediating releases of contaminants into the environment.

                  (9) For purposes of this Section 3(m), the following terms shall have the following meanings:

                           (A) "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

                           (B) "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                           (C) "Hazardous Materials" means any substance that has been designated by any governmental authority whose requirements are applicable to Seller to be radioactive, toxic, hazardous or otherwise pose potential danger to health or the environment, including, but not limited to, volatile organic compounds and all substances listed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substance Control Act and the Occupational Safety and Health Act, as such acts are amended prior to the Closing Date, and the regulations and publications promulgated pursuant to said acts.

         (n) Schedule 8 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

                  (1) the name, address, and telephone number of the agent;

                  (2) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (3) the policy number and the period of coverage;

                  (4) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (5) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) Seller is not in breach or default thereof (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or would permit termination, modification or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Seller has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the Business and the other businesses in which it has engaged during the aforementioned period.

         (o) Investment. Each of Seller and Andrews (1) understands that the SanTi common stock (the "SanTi Stock") has not been, and will not at Closing be, registered under the Securities Act of 1933, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (2) understands that Seller or Andrews, as the case may be, is acquiring the SanTi Stock solely for its or his own account for investment purposes, and not with a view to the distribution thereof, (3) is a sophisticated investor with knowledge and experience in business and financial matters, (4) has received certain information concerning Buyer and SanTi and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the SanTi Stock, (5) is able to bear the economic risk and lack of liquidity inherent in holding the SanTi Stock, and (6) is an "accredited investor," as that term is defined in Regulation D promulgated under the Securities Act of 1933.

         (p) Annualized Gross Revenue. The annualized gross revenue of the Business for fiscal year 1997 was at least $1,225,000.00. If during the 365-day period immediately following the Closing, the annualized gross revenue of the Business is less than $1,225,000.00, the parties agree that Buyer shall be deemed to have suffered a Loss (as defined in Section 8) equal to $1.11 for each $1.00 of such deficiency resulting from a breach of this Agreement by Seller, and that Buyer shall be entitled, at Buyer's option, to (1) indemnity from Seller in the full amount of such Loss pursuant to the terms of Section 8, or to
(2) offset the amount of said Loss against the portion of the SanTi Stock withheld by the Buyer pursuant to Section 2(a) hereof. For the purposes of exercising the rights described in the immediately preceding sentence of this
Section 4(p), and only for such purposes, the value of each share of SanTi Stock shall be deemed to be $25.00.

         (q) Containers. The collection containers included in the Assets are in serviceable condition. All containers, including reservoirs, meet all requirements of applicable laws.

         (r) Permits, Etc. Seller possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary for (1) the ownership, maintenance and operation of the Business,
(2) the operation, use and ownership of the Assets and (3) the servicing of the Accounts. Seller is not in any way whatsoever in violation of such franchises, certificates, licenses, permits and other authorizations.

         (s) Relationships. Seller enjoys good working relationships in accordance with past practices with all suppliers, subcontractors and other parties necessary or appropriate for the normal operation of the Business. The consummation of the subject transaction will not result in any injury to or disruption of such relationships, and Buyer will not incur any costs or expenses in order to continue such relationships as they had been maintained previously.

         (t) Completeness of Statements. No statement, Exhibit, Schedule, annex, certificate, information, representation or warranty of Seller or Andrews contained in this Agreement or furnished by or on behalf of Seller or Andrews to Buyer or its agents pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make a statement contained therein not misleading.

               SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller the following (which representations and warranties shall also be true and correct at the Closing):

         (a) Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Georgia.

         (b) Authority. Buyer has full right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

         (c) Authorizations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance and fulfillment of its obligations and undertakings hereunder by Buyer will not (1) violate any provision of, result in the breach of, or accelerate or permit the acceleration of any performance required by the terms of, (A) any applicable law, ordinance, rule or regulation of any governmental body, (B) the Articles of Incorporation or Bylaws of Buyer, or (C) any agreement or undertaking relating to Buyer to which Buyer is a party, or by which Buyer may be bound, or any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority applicable to it.

         (d) Broker. No broker or finder has acted on Buyer's behalf in connection with this Agreement or the transactions contemplated herein.

         (e) Completeness of Statements. No statement, Exhibit, Schedule, annex, certificate, information, representation or warranty of Buyer contained in this Agreement or furnished by or on behalf of Buyer to Seller or its agents pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make a statement contained therein not misleading.

                  SECTION 6. CONDITIONS TO OBLIGATIONS TO CLOSE

         (a) The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (1) The representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date.

                  (2) Each of Seller and Andrews shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, including but not limited to those set forth in
         Section 2 above.

                  (3) Seller shall have procured all of the third party consents specified in this Agreement.

                  (4) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect adversely the right of Buyer to own the Assets and to operate the Business.

                  (5) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in this Section 6(a)(1)-(4) is satisfied in all respects.

                  (6) The relevant parties shall have entered into, executed and delivered the Noncompetition Agreement, Sublease, Release and the other agreements referred to in Section 2 above, and the same shall be in full force and effect.

                  (7) Buyer shall have received copies, certified by the President of Seller, of resolutions adopted by the Board of Directors of Seller and by Andrews approving this Agreement and the consummation of the transactions contemplated hereby.

                  (8) SanTi shall have entered into a Shareholders' Agreement with Andrews and with John D. Dawson as to the SanTi Stock, which Shareholders' Agreement contains terms and conditions satisfactory to SanTi.

                  (9) Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and to fund the working capital requirements of the Business after the Closing.

                  (10) All actions to be taken by Seller and Andrews in connection with consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby, will be satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (1) The representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date.

                  (2) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, including but not limited to those set forth in Section 2 above.

                  (3) No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would
         (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

                  (4) The relevant parties shall have entered into, executed and delivered the Noncompetition Agreement, Sublease, Release and the other agreements referred to in Section 2 above, and the same shall be in full force and effect.

Seller or Andrews may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

                             SECTION 7. TERMINATION

         (a) Certain of the parties may terminate this Agreement as provided below:

                  (1) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

                  (2) Buyer may terminate this Agreement by giving written notice to Seller on or before the Closing Date if Buyer is not satisfied with the results of its continuing business, legal and accounting due diligence regarding Seller.

                  (3) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller or Andrews has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller or Andrews of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (B) if the Closing shall not have occurred on or before December 31, 1997, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

                  (4) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (B) if the Closing shall not have occurred on or before December 31, 1997, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty or covenant contained in this Agreement).

         (b) If any party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

                   SECTION 8. SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

         (a) All representations, warranties, agreements, covenants and obligations made or undertaken by Seller and Andrews in this Agreement are, whether specified as such or not, the joint and several representations, warranties, agreements, covenants and obligations of Seller and Andrews, unless otherwise specifically indicated to the contrary herein with respect to a particular representation, warranty, agreement, covenant or obligation; are material, have been relied upon by Buyer, shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party hereto; and, as to the representations and warranties, shall terminate or expire on the fifth (5th) anniversary of the Closing Date, provided that such representations and warranties shall not terminate or expire, but shall continue, during the pendency of any suit, action, claim or other proceeding brought in respect of such representations and warranties prior to the termination or expiration of such five (5) year period. Notwithstanding the above, all representations and warranties made by Seller and Andrews in this Agreement that in any manner relate to (1) tax matters, (2) environmental matters, and (3) title matters, or as to the terms and performance of this Agreement (collectively, the "Special Matters"), or any of the foregoing, shall terminate or expire only upon the termination or expiration of all applicable statutes of limitation. All representations, warranties, agreements, covenants and obligations made or undertaken by Buyer in this Agreement shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party hereto; and, as to the representations and warranties, shall terminate or expire on the fifth (Th) anniversary of the Closing Date, provided that such representations and warranties shall not terminate or expire, but shall continue, during the pendency of any suit, action, claim or other proceeding brought in respect of such representations and warranties prior to the termination or expiration of such five (5) year period.

         (b) Subject to the limitations contained in this Section 8, Seller and Andrews, jointly and severally, shall defend, indemnify and hold Buyer, its shareholders, officers, directors, employees, counsel, agents, affiliates and assigns (collectively, the "Buyer Indemnitees") harmless from and against, any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interests, assessments, actions, causes of action, suits, losses, diminution in the value of Assets, damages, liabilities, costs and expenses (collectively, the "Losses") asserted against, imposed upon or incurred by the Buyer Indemnitees, or any of them, by reason of or resulting from, arising out of, based upon or otherwise in respect of:

                  (1) any inaccuracy in any representation or warranty made by Seller or Andrews pursuant to this Agreement or the Schedules;

                  (2) any breach of any covenant or agreement made or to be performed by Seller or Andrews pursuant to this Agreement or evidenced by the Exhibits;

                  (3) any claim by any broker, finder or other person employed or engaged or allegedly employed or engaged by Seller or Andrews in connection with the transactions contemplated by this Agreement;

                  (4) any violation or alleged violation of any Environmental, Health and Safety Requirements or the presence of any Hazardous Materials or Extremely Hazardous Substances on the Assets, that occurred at any time prior to Closing;

                  (5) the parties' failure to comply with any of the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, and any action brought or levy made as a result thereof; and

                  (6) any liability or obligation of Seller or Andrews in any manner related to the Business, the Assets or the Excluded Assets, other than the Assumed Liabilities.

         (c) Subject to the limitations contained in this Section 8, Buyer shall defend, indemnify and hold Seller and Andrews and their respective heirs, beneficiaries, officers, directors, partners, employees, counsel, agents, affiliates and assigns (collectively, the "Seller Indemnitees") harmless from and against any and all Losses asserted against, imposed upon or incurred by the Seller

Indemnitees, or any of them, by reason of or resulting from, arising out of, based upon or otherwise in respect of:

                  (1) any inaccuracy in any representation or warranty made by Buyer pursuant to this Agreement;

                  (2) any breach of any covenant or agreement made or to be performed by Buyer pursuant this Agreement;

                  (3) any claim by any broker, finder or other person employed or allegedly employed by Buyer in connection with the transactions contemplated by this Agreement; and

                  (4) any Assumed Liability.

         (d) No later than sixty (60) days (or sooner, if the nature of the Asserted Liability (defined below) so requires) after (1) actually becoming aware of circumstances that have resulted in a Loss for which any person or persons entitled to indemnification pursuant to Section 8(b) or (c) hereof (the "Indemnified Party") intends to seek indemnification under such Section, or (2) receipt by the Indemnified Party of written notice of any demand, claim or circumstances which, with the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any litigation or other legal proceeding that may result in a Loss (an "Asserted Liability"), the Indemnified Party shall give notice thereof (the "Claims Notice") to any other party (or parties) obligated to provide indemnification pursuant to Section 8(b) or (c) hereof (the "Indemnifying Party"). The Claims Notice shall describe the Loss or the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnified Party. The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability or the Loss at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability or the Loss.

         (e) (1) Subject to the provisions of Section 8(f) hereof, if the Indemnifying Party acknowledges and agrees that the Asserted Liability is one for which the Indemnified Party is entitled to indemnification under Section 8(b) or (c) hereof, the Indemnifying Party may elect to compromise or contest, at its own expense and with counsel reasonably acceptable to the Indemnified Party, any such Asserted Liability, subject to the following conditions of this
Section 8(e). If the Indemnifying Party elects to compromise or contest such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party of its intent to do so by sending a notice to the Indemnified Party (the "Contest Notice"), and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability.

                  (2) If, after the Indemnifying Party has investigated the merits of the Asserted Liability and has determined that it wishes to compromise or settle the Asserted Liability pursuant to certain terms (the "Proposed Terms"), it must within fifteen (15) days after such determination seek the consent of the Indemnified Party to such compromise or settlement on the Proposed Terms by delivering a written request for such consent to the Indemnified Party, which request will set forth in detail and with specificity the particulars of the Asserted Liability and the Proposed Terms. If the Indemnified Party delivers to the Indemnifying Party a consent in writing to the compromise or settlement of the Asserted Liability on the Proposed Terms within fifteen (15) days after its receipt of the written request from the Indemnifying Party, the Indemnifying Party shall compromise and settle the Asserted Liability on the Proposed Terms. If, however, the Indemnified Party does not deliver to the Indemnifying Party a consent in writing to the compromise or settlement of the Asserted Liability on the Proposed Terms within fifteen (15) days after its receipt of the written request from the Indemnifying Party, the Indemnifying Party shall not compromise or settle the Asserted Liability, and the Indemnified Party shall thereafter have the sole right to contest or compromise the Asserted Liability on behalf of and for the account and risk of the Indemnifying Party and shall also have the rights set forth in Section 8(h) (without having to again comply with this Section 8(e)); provided, however, if the dollar amount of the actual Loss incurred that is ultimately and finally determined by settlement, compromise or the judicial process exceeds the dollar amount of the actual Loss that would have been incurred had the Indemnified Party consented to the compromise or settlement on the Proposed Terms, the Indemnified Party shall not be entitled to indemnification under this Agreement with respect to the dollar amount of such excess Loss incurred.

                  (3) If, after the Indemnifying Party has investigated the merits of the Asserted Liability and has determined that it does not wish to compromise or settle the Asserted Liability, either because it reasonably believes that there is no liability owed to the third party who has asserted the Asserted Liability (the "Third Party"), or because the Indemnifying Party reasonably believes that the compromise or settlement terms offered by the Third Party are unacceptable, the Indemnifying Party shall contest the Asserted Liability.

                  (4) If the Indemnifying Party elects not to compromise or contest the Asserted Liability, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party with respect to such Asserted Liability, the Indemnified Party (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party, and shall also have the rights set forth in
Section 8(h) (without having to again comply with this Section 8(e)).

                  (5) Anything in this Section 8(e) to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Asserted Liability or consent to entry of any judgment which does not include an unconditional term releasing the Indemnified Party from all Losses in respect of such Asserted Liability. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the contest of such Asserted Liability. Each party shall cooperate fully with the others as to all Asserted Liabilities, shall make available to the others as reasonably requested all information, records and documents relating to all Asserted Liabilities and shall preserve all such information, records and documents until the termination of any Asserted Liability. Each party also shall make available to the others, as reasonably requested, its personnel, agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any Asserted Liability.

         (f) The determination of the amount of any Loss for which indemnification may be claimed under this Section 8 shall take into account and be offset by any tax benefit or benefit under any policy of insurance derived, accrued or received by the Indemnified Party as a result thereof. No party otherwise entitled to indemnification under this Agreement shall be indemnified pursuant to this Agreement to the extent that such party's Losses are increased or extended by the gross negligence, willful misconduct, violation of law or bad faith of such party.

         (g) In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Section 8, the Indemnifying Party shall, upon payment of such Loss in full, be subrogated to all rights of the Indemnified Party with respect to the Loss to which such indemnification relates; provided, however, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this Section 8 in connection with such Loss.

         (h) An Indemnifying Party shall pay to the Indemnified Party the full amount of any and all Losses (other than Losses resulting from an Asserted Liability) for which it is required to indemnify the Indemnified Party under this Section 8 within ten (10) days after receipt of the Claims Notice thereof, and the full amount of any and all Losses resulting from an Asserted Liability within ten (10) days after the date such litigation is terminated or the date a final order is rendered and no appeal is taken. After complying with the provisions of Sections 8(d) and 8(e) hereof with respect to any Loss that results from an Asserted Liability, Buyer shall be entitled to offset, from any payments otherwise due Seller or Andrews, the full amount of any and all Losses (whether or not resulting from an Asserted Liability) for which Seller or Andrews is required to indemnify any Buyer Indemnitee pursuant to Section 8(b) hereof, and Buyer shall not be liable for any amounts so offset.

         (i) The indemnification rights of the parties under this Section 8 are independent of and in addition to such other rights and remedies that the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation, the right to offset, seek specific performance, rescission or restitution, none of which rights or remedies shall be adversely affected or diminished hereby.

                            SECTION 9. MISCELLANEOUS

         (a) The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provision was omitted.

         (b) This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their heirs, beneficiaries, Successors and permitted assigns. As used in this Agreement, the term "Successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or businesses of Seller or Buyer. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Buyer may assign this Agreement and its rights and obligations hereunder to one or more of its affiliates, or to any of its lenders as collateral security.

         (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (d) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Georgia. Titles of the sections and subsections herein have been inserted as a matter of convenience of reference only, and shall not affect the meaning or construction of any of the terms or provisions herein.

         (e) Any notice or other communication provided for or required by this Agreement shall be in writing and shall be deemed to have been given and received when delivered by hand or three (3) business days after having been deposited in the United States Mail, certified or registered, return receipt requested, postage prepaid, properly addressed to the person to whom such notice or other communication is intended to be given, at such address as such person has set forth herein, or if such person has subsequently furnished another address in writing, at such new address.

         (f) This Agreement may be amended or modified only by an instrument in writing executed by the parties sought to be bound. No waiver by any party of any right or remedy with respect to any breach or default by any other party hereto shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy. No failure, forbearance or delay by any party in exercising any right or remedy available hereunder, or otherwise available under law, shall constitute a waiver or modification of any such right or remedy or of any obligation of the other party to perform strictly in accordance with the terms hereof.

         (g) All Exhibits and Schedules referred to herein, and the agreements evidenced by the Exhibits, are incorporated into and made a part of this Agreement. This Agreement is the sole and exclusive agreement among the parties with respect to the subject matter hereof, superseding all prior negotiations, writings and agreements relating to the subject matter of this Agreement.

         (h) Time is of the essence of this agreement.

         (i) The parties hereby waive compliance by Buyer and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

         (j) Seller shall pay all federal, state and local income, sales, use, other transfer, documentary, stamp and other taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith, whether such taxes are imposed by law on Seller or Buyer.

         (k) As used in this Agreement, "knowledge" shall be deemed to include actual knowledge, and any knowledge which a person or entity should, in the exercise of reasonable care, have had or acquired.

                                     BUYER:

                                     BONE-DRY ENTERPRISES, INC.


                                     By: /s/ Joyce Bone
                                        ----------------------------------------
                                         Joyce Bone, President



                                     SELLER:

                                     ANDREWS ENVIRONMENTAL SERVICES, INC.


                                     By: /s/ William R. Andrews
                                        ----------------------------------------
                                         William R. Andrews, President



                                    ANDREWS:


                                    /s/ William R. Andrews
                                    --------------------------------------------
                                    William R. Andrews

         John D. Dawson, by signing below, hereby agrees to enter into the Shareholders' Agreement described in Section 6(a)(8) of this Agreement at Closing, and hereby makes the representations and warranties to Buyer set forth in Section 4(o)(1)-(6) of this Agreement.

                                        /s/ John D. Dawson
                                        ----------------------------------------
                                        John D. Dawson

                                    EXHIBIT A

                            NONCOMPETITION AGREEMENT

                                    EXHIBIT B

                                    SUBLEASE

                                    EXHIBIT C

                                   ASSIGNMENT

                                    EXHIBIT D

                                     RELEASE

                                    EXHIBIT E

                                 FINANCIAL DATA

To be attached by clients.

                                   SCHEDULE 1

                                EXCLUDED ACCOUNTS

None

                                   SCHEDULE 2

                            CERTAIN PERSONAL PROPERTY

1998 Ford Louisville 9000; Keith Huber 3000 Gallon Vacuum Unit; 300 Gallon Fresh Water; Vibrator Becker LC 44 Vacuum Pump; Cat Jet Pump - 3000 lb/ 18 Gallons/Minute

1995 Ford LTS 9000; Keith Huber 3000 Gallon Vacuum Unit; 300 Gallon Fresh Water; Kaiser 1000 GPM Liquid Ring Pump; Meyers Jet Pump - 2000 lb/35 Gallons/Minute

1991 Ford LTS 8000; Keith Huber 3000 Gallon Vacuum Unit; 300 Gallon Fresh Water; Becker LC 44 Vacuum Pump; Set Up for Jet

1988 LTA Ford Tractor; 3406 Catepillar 9 Speed - Air Ride

Safety Equipment, including Confined Space Entry Equipment, Oxygen-Mask Harness Hoist

Tanker - 9000 Gallon

1991 Ford Drum Truck with Slide Rail; Lift Gate - 24' Van Box - CF8000

1 Dorsey 53' Van Trailer (this is leased, and Purchaser will assume the lease as of 1/1/98)

1982 Ford L 7000 Dump Truck

                                   SCHEDULE 3

                                 EXCLUDED ASSETS

1995 Ford LT 9000; 16 lb Accumulator; Guzzler Ace; 29" Mercur Vacuum at 3000 CFM; 5600 CFM Free Vacuum

The Hazardous Materials Certificate of Registration from the US Department of Transportation

The Tennessee Permit to Transport Hazardous Wastes

The Hazardous Materials Registration Statement (US Department of Transportation)

All of the assets that Seller has the option to purchase from Grady Price pursuant to that certain Asset Purchase Agreement between Seller and Mr. Price dated on or about July 17, 1996. A copy of the list of these assets is attached.

                                   SCHEDULE 4

              CERTAIN CREDITORS WHOSE DEBTS WILL BE PAID AT CLOSING

Browning Ferris Industries
Dekalb State Bank
Ford Motor Credit
Chorey, Taylor & Feil
USA Waste

                                   SCHEDULE 5

                         EMPLOYEES TO BE HIRED BY BUYER

See attached list. The employees are the ones not crossed out.

                                   SCHEDULE 6

               LIST AND DESCRIPTION OF WRITTEN AND ORAL CONTRACTS

See Attached

                                   SCHEDULE 7

                  ENVIRONMENTAL PERMITS AND RELATED INFORMATION

See Attached

                                   SCHEDULE 8

                              INSURANCE INFORMATION

See Attached.